EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-207831) on Form S-3 and (No. 333-197795, 333-185345 and 333-159776) on Form S-8 of Watsco, Inc. of our reports dated March 1, 2018 with respect to the consolidated balance sheets of Watsco, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Miami, Florida

March 1, 2018

Certified Public Accountants